UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2010

VERISK ANALYTICS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-34480	26-2994223
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Washington Boulevard, Jersey City, NJ	07310
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 469-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On September 22, 2010, Verisk Analytics, Inc. (the “Registrant”) announced that in connection with the previously announced proposed public offering of Class A common stock, the selling stockholders are offering 19,030,515 shares of Class A common stock, including shares of Class B common stock totaling 16,767,721 that will be converted into Class A common stock as part of the offering. The board of directors and management will sell the remaining 2,262,794 shares. In addition, the underwriters have been granted a 30-day option to purchase up to 2,854,577 additional shares of common stock from selling stockholders to cover over-allotments, if any.

Concurrent with the closing of the offering, the Registrant will repurchase 7,300,000 shares of common stock directly from Class B stockholders at a price per share equal to the net proceeds per share that the selling stockholders receive in the offering. Approximately $175 million in borrowings and approximately $25 million of cash on hand will fund the repurchase by the Registrant.

The Registrant is not selling any Class A shares as a part of the offering. The shares of Class B common stock not converted into Class A and sold into this offering will remain subject to the original conversion dates to Class A of April 6, 2011, for Class B-1 (approximately 12.7 million shares) and October 6, 2011, for Class B-2 (approximately 17.5 million). The management and board of directors Class A shares subject to lock-up agreements with the same restrictive periods will also remain subject to those dates.

The offering is subject to market and other conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISK ANALYTICS, INC.

Date: September 23, 2010	By:	/s/ Kenneth E. Thompson

		Name:	Kenneth E. Thompson
		Title:	Senior Vice President, General Counsel and Corporate Secretary